EXHIBIT A

Dominick’s Finer Foods, LLC

401(k) Retirement Plan for

Union Employees

Financial Statements for the Years Ended

December 31, 2005 and 2004, Supplemental

Schedule as of December 31, 2005 and

Report of Independent Registered Public

Accounting Firm

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2005:

Form 5500, Schedule H, Part IV, Line 4i—Supplemental Schedule of Assets (Held at End of Year)	8

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 21, 2006

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2005 AND 2004

(In thousands)

	2005	2004
ASSETS:
Investments at fair value:
Mutual funds	$72,134	$67,498
Safeway Inc. common stock	2,014	1,634
Common / collective trusts	77,959	77,765
Short-term investment funds	450	381
Participant loans	5,598	5,408

Total investments	158,155	152,686
Due from broker for securities sold	—	64
Participant contributions receivable	148	145

Total assets	158,303	152,895
LIABILITIES:
Due to broker for securities purchased	302	350
Accrued administrative expenses	133	69

Total liabilities	435	419

NET ASSETS AVAILABLE FOR BENEFITS	$157,868	$152,476

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2005 AND 2004

(In thousands)

	2005	2004
ADDITIONS:
Investment income:
Net appreciation in fair value of investments	$1,666	$4,134
Interest and dividends	5,403	5,047

Total investment income	7,069	9,181
Participant contributions	7,919	8,287

Total additions	14,988	17,468

DEDUCTIONS:
Benefits paid to participants	(9,337)	(11,934)
Administrative expenses	(259)	(193)

Total deductions	(9,596)	(12,127)

NET INCREASE	5,392	5,341

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	152,476	147,135

End of year	$157,868	$152,476

See notes to financial statements.

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	DESCRIPTION OF THE PLAN

The following description of the Dominick’s Finer Foods, LLC 401(k) Retirement Plan for Union Employees (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2005.

General—The Plan is a defined contribution plan available to Dominick’s Finer Foods, LLC (the ”Company”) union employees who have attained age 21 and completed one month of employment. In November 1998, the Company was acquired by Safeway Inc. (“Safeway”), which assumed sponsorship of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Reclassifications—Certain prior year amounts were reclassified to conform to the 2005 presentation.

Contributions—Employees may elect to contribute between 1% and 18% of their eligible pay, up to a maximum contribution of $14,000 and $13,000 for the years ended December 31, 2005 and 2004, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Merrill Lynch.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway Inc. common stock, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting—Participants are fully vested in their account balances.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed five years, except where the loan is used to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2005 and 2004, respectively, there were 952 and 1,030 loans outstanding with interest rates ranging from 5.0% to 10.50%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. Hardship withdrawals are not permitted.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant’s or participant and spouse’s life expectancies if such balance exceeds $5,000. The optional forms of annuity payments are (i) a 10 or 15 Years Certain and Life Annuity, (ii) a Contingent Annuitant – Ten Years Certain and Life Annuity, (iii) a Flexible Installment Refund Annuity, or (iv) a 5, 10 or 15 Years Installment Refund Annuity. If a participant’s balance is less than $1,000, the participant must receive an immediate lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Fair value is based on quoted market prices and represents the net asset value of shares held by the Plan at year end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefits payments are recorded when paid.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

Risks and Uncertainties—Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Income Taxes—The Internal Revenue Service issued a Determination Letter dated March 31, 2003 stating that the Plan and related trust, as then designed, is qualified under the Internal Revenue Code (the “Code”). Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values of individual investments that represent 5% or more of the Plan’s net assets at December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004
SEI Stable Asset Fund	$77,959	$78,146
Chesapeake Core Growth Fund	15,117	14,842
ING International Value Fund	8,012	—
PIMCO Total Return Fund	8,212	7,760
Merrill Lynch S&P 500 Index Fund	36,163	35,907

During the years ended December 31, 2005 and 2004, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2005	2004
Mutual funds	$1,339	$4,335
Safeway Inc. common stock	327	(201)

Total appreciation	$1,666	$4,134

4.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2005, the Plan received $8,295 of dividend income on Safeway Inc. common stock. There were no dividends on Safeway Inc. common stock prior to 2005.

Certain Plan investments are managed by Merrill Lynch, trustee of the Plan. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $232,870 and $150,543 in 2005 and 2004, respectively.

5.	SUBSEQUENT EVENT

Effective January 1, 2006, the Plan was amended to designate a portion of the Plan as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in the Safeway Stock Fund to elect to receive dividends paid on Safeway Inc. common stock as cash or reinvested in additional shares of Safeway Inc. common stock.

*  *  *  *  *  *

DOMINICK’S FINER FOODS, LLC

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2005

(In thousands)

		Current Value
	Common / Collective Trusts:
	SEI Stable Asset Fund	$77,959

	Short Term Investment Funds:
*	Merrill Lynch Institutional Fund	450

*	Safeway Inc. Common Stock (85,115 Shares)	2,014

*	Merrill Lynch S&P 500 Index Fund (2,365,118 units)	36,163
	PIMCO Total Return Fund (782,065 units)	8,212
	ING International Value Fund (448,358 units)	8,012
	Chesapeake Core Growth Fund (893,442 units)	15,117
	Evergreen Small Cap Value Fund (96,688 units)	2,337
	Forward Emerald Growth Fund (53,483 units)	726
	Hotchkis & Wiley Large Cap Value Fund (66,963 units)	1,567
	Participant Loans (952 loans, interest rates ranging from 5.00% to 10.50%)	5,598

	TOTAL	$158,155

*	Represents a party-in-interest transaction.